Exhibit 5.1

[Letterhead of Sullivan & Cromwell LLP]

October 29, 2026

United Rentals (North America), Inc.,

100 First Stamford Place,

Stamford, Connecticut 06902.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”) of (i) $700,000,000 principal amount of 5.550% Senior Notes due 2029, (ii) $800,000,000 principal amount of 5.750% Senior Notes due 2031, and (iii) $1,000,000,000 principal amount of 6.200% Senior Notes due 2036 (the “Securities”) of United Rentals (North America), Inc., a Delaware corporation (the “Company”), and having the benefit of the guarantee (the “Guarantee”) of United Rentals, Inc., a Delaware corporation and parent of the Company (the “Guarantor”), we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Securities constitute valid and legally binding obligations of the Company and the Guarantee constitutes a valid and legally binding obligation of the Guarantor, subject in each case, to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are expressing no opinion as to Federal or state laws relating to fraudulent transfers and we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities and the Guarantee.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York and the General Corporation Law of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and the Guarantor and other sources believed by us to be responsible, and we have assumed that the Indenture under which the Securities were issued has been duly authorized, executed and delivered by the Trustee thereunder, that the Securities and the Guarantee endorsed thereon conform to the specimens thereof examined by us, that the Trustee’s certificates of authentication of the Securities have been manually signed by one of the Trustee’s authorized officers, and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

United Rentals (North America), Inc.,	-2-

We hereby consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement relating to the Securities and the Guarantee and to the reference to us under the heading “Validity of Securities” in the Prospectus Supplement relating to the Securities and the Guarantee, dated October 26, 2026. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP